Exhibit 10.1 - Stock Purchase Agreement.

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the transaction described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT made as of March 28, 2006 by and among ZIM Corporation, a company existing under the laws of Canada (the "Purchaser"), Advanced Telecom Services, Inc., a Delaware corporation (the "Shareholder") and Advanced Internet, Inc., a Delaware corporation (the "Company");

         WHEREAS the Shareholder is the registered and beneficial owner of an aggregate of one hundred (100) shares of common stock of the Company (the "Shares"), being all of the issued and outstanding shares of capital stock of the Company;

         AND WHEREAS the Shareholder has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Shareholder all of the Shares effective as of the Closing Date (as defined below);

         AND WHEREAS the Shareholder, the Company and the Purchaser have entered into a letter of intent dated as of January 25, 2006 (the "Term Sheet") setting forth the general terms in respect of the purchase and sale of the Shares, with such changes as were agreed to by the parties, which general terms are fully defined under the herein Agreement;

         NOW THEREFORE, THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. PURCHASE AND SALE. As of the Closing Date, subject to the terms hereof, the Shareholder hereby agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase from the Shareholder all of its Shares on the Closing Date. The sale of the Shares by the Shareholder to the Purchaser shall be completed by the parties on the Closing Date, by delivery by the Shareholder to the Purchaser of the documents set forth in Section 3 hereof against delivery by the Purchaser of the consideration specified in Section 2 hereof.

2. PURCHASE PRICE.

2.1 The entire purchase price payable by the Purchaser to the Shareholder for the Shares (the "Purchase Price") is and shall be fully satisfied as set forth in this Section 2.

2.2 Subject to the provisions of this Agreement, the Purchase Price shall be (I) a total of ten million (10,000,000) common shares in the capital of the Purchaser (the "Consideration Shares"), (II) two hundred and fifty thousand US dollars (US$250,000) (the "Consideration Cash"), and (III) the Option, as hereinafter defined, which shall be paid and satisfied on the Closing Date by way of:




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(a)      delivery to the Shareholder or its designated agent of share certificates representing nine million (9,000,000) of the Consideration Shares (the "Closing Shares");

(b) the entry into by the Shareholder, the Purchaser and LaBarge Weinstein Professional Corporation (as escrow agent) (the "Escrow Agent") of an escrow agreement in the form attached as Schedule "A" hereto (the "Escrow Agreement") pursuant to which Escrow Agreement, certificates representing one million (1,000,000) of the Consideration Shares (the "Escrow Shares") shall be issued to the Shareholder and delivered to the Escrow Agent, to be held in escrow in accordance with the provisions of Section 2.4 hereof;

(c) the delivery by the Purchaser to the Shareholder of a non-interest bearing senior secured promissory note in the principal amount of the Consideration Cash in the form attached as Schedule "B" hereto (the "Note"), which note shall be senior in priority of security and payment to all other debt of the Purchaser other than Permitted Indebtedness (as defined below), and a general security agreement securing the Purchaser's obligations to the Shareholder under the Note in the form attached as Schedule "C" hereto (the "Security Agreement" and, together with the Escrow Agreement and the Note, the "Ancillary Agreements"). "Permitted Indebtedness" for the purposes of the foregoing means (i) the indebtedness of the Purchaser under its credit facilities with the Royal Bank of Canada and (ii) indebtedness secured by "Permitted Encumbrances", as defined in the Security Agreement; and

(d) issuance and delivery to the Shareholder of an option to purchase five hundred thousand (500,000) common shares in the capital of the Purchaser at a price per share equal to the average daily closing price of the common shares in the capital of the Purchaser (the "ZIM Shares") on the Nasdaq Over the Counter Bulletin Board (the "OTCBB") for a period of twenty (20) trading days prior to the Closing Date (the "Option"), which Option shall be governed in accordance with the Purchaser's employee stock option plan and shall expire upon the third anniversary of its date of grant.

2.3 The Purchaser hereby covenants to use its best efforts to file with the United States Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "US Act"), on or before six months from the Closing Date (the "Filing Deadline") in order to effect the registration of the resale by the Shareholder of the Consideration Shares with the SEC. The Purchaser's obligation to take any action pursuant to this Agreement in respect of registration of the resale of the Consideration Shares is conditional upon the Shareholder furnishing to the Purchaser such information regarding itself and its intended method of disposition of the Consideration Shares as may be required to affect such registration and the Purchaser's other obligations hereunder. Without detracting from the Purchaser's obligations to use its best efforts as stated above, the Shareholder acknowledges that the Purchaser may be unable, despite its best efforts, to effect the filing of the Registration Statement by the Filing Deadline due to circumstances beyond the control of the Purchaser (including, without limitation, impediments to such filing which may arise due to the review by the SEC of the Purchaser Reports (as defined in Section 7.9 hereof).

2.4 The Purchaser also agrees to use its best efforts to cause the Registration Statement to be declared effective as soon as reasonably practicable. Notwithstanding the foregoing, the Purchaser and the Shareholder hereby expressly acknowledge that the resale of the Consideration Shares may never be so registered with, and that such Registration Statement may never be declared effective by, the SEC, notwithstanding the best efforts of the Purchaser and that, if the resale of the Consideration Shares is not so registered with the SEC, they will not be freely tradable for a period of twelve (12) months following the Closing Date, subsequent to which twelve (12) month period, the Consideration Shares (or some portion thereof as determined in accordance with applicable laws) may be freely tradable pursuant to the provisions of Rule 144 under the US Act.


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

2.5 All expenses related to the preparation, filing and declaration of effectiveness of the Registration Statement, other than any direct costs of the Shareholder or the Company related to the preparation of the Registration Statement (including, without limitation, any legal fees, commissions and other offering costs and other expenses incurred by the Shareholder) all of which direct costs shall be borne by the Shareholder, shall be borne by the Purchaser. Notwithstanding the foregoing, the Shareholder acknowledges and agrees that all expenses related to the preparation of audited financial statements for the Company for the period prior to the Closing Date in a form suitable for filing which the SEC in the reasonable judgment of the Purchaser shall be borne by the Shareholder.

2.6 Once filed and declared effective, the Purchaser shall, subject to the provisions of Section 2.7 hereof, take all actions necessary to maintain the effectiveness of the Registration Statement until such time, if any, that the Consideration Shares have been disposed of or may be freely sold by the Shareholder pursuant to Rule 144 under the US Act during any ninety (90) day period.

2.7 The Shareholder agrees that it will comply with all applicable laws and regulations in connection with resales of any Consideration Shares. Without limiting the generality of the forgoing, the Shareholder agrees that it shall
(a) comply with the prospectus delivery requirements of the US Act as applicable to it in connection with sales of Consideration Shares, (b) not offer or sell any Consideration Shares pursuant to any registration hereunder until it has received copies of the applicable prospectus as then in effect and notice from the Purchaser that such registration statement and any post-effective amendments thereto have become effective, (c) comply with the provisions of Regulation M promulgated by the SEC as applicable to it in connection with sales of Consideration Shares pursuant to any such registration statement and (d) not offer or sell any Consideration Shares pursuant to any such registration statement during the effectiveness of any stop order with respect to such registration statement. Upon receipt of any notice from the Purchaser of the existence of any circumstance or the occurrence of any event as a result of which (i) any such registration statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading or (ii) any such prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Shareholder shall not offer or sell any Consideration Shares pursuant to any such registration statement until the Shareholder receives from the Purchaser copies of a supplemented or amended prospectus and notice that any related post-effective amendment has become effective, and, if so directed by the Purchaser, the Shareholder shall deliver to the Purchaser all copies in its possession, other than permanent file copies then in such the Shareholder's possession, of the prospectus as theretofore in effect.

2.8 At any time until such time, if any, that the Consideration Shares have been disposed of or may be freely sold by the Shareholder pursuant to Rule 144 under the US Act during any ninety (90) day period, if the Purchaser shall determine to register the sale of any of its securities under the US Act either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities (other than convertible debt securities), a registration solely in connection with a merger with or acquisition of a third party, or a registration on any registration form that does not permit secondary sales, the Purchaser will at least fifteen (15) Business Days prior to the proposed date of such registration give the Shareholder written notice thereof and, subject to the provisions of Sections
2.9 to 2.13 hereof, include in such registration, and in any underwriting involved therein, if legally possible, such number of Consideration Shares specified in a written request by the Purchaser and received by the Purchaser within ten (10) Business Days after the written notice from the Purchaser is delivered by the Purchaser. Such written request may specify all or a part of the Consideration Shares held by the Purchaser at such date.


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

2.9 If the registration of which the Purchaser gives notice under Section 2.8 is for a registered public offering or distribution involving an underwriting, the Purchaser shall so advise the Shareholder as a part of the written notice given pursuant to Section 2.8 hereof and, in such event, the right of the Shareholder to registration pursuant to Section 2.8 hereof shall be conditional upon the Shareholder's participation in such underwriting and the inclusion of any Consideration Shares in the underwriting to the extent provided herein. If the Shareholder proposes to distribute any Consideration Shares through such underwriting, then the Shareholder (together with the Purchaser and the other holders of securities of the Purchaser distributing their securities through such underwriting) will enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Purchaser.

2.10 Notwithstanding any other provision of Sections 2.8 and 2.9 hereof, if the managing underwriter determines that marketing factors require a limitation of the number of securities to be underwritten, the managing underwriter may limit the Consideration Shares and other securities to be distributed through such underwriting and the number of shares that may be included in the underwriting shall be allocated: (a) first, to the Purchaser; and (ii) second, to the Shareholder and any other shareholder of the Purchaser on a pro rata basis, and the Purchaser shall so advise the Shareholder.

2.11 If the Shareholder does not agree to the terms of any such underwriting (including the terms of the underwriting agreement referred to in Section 2.9 hereof), the Shareholder shall be excluded therefrom by written notice from the Purchaser or the underwriter. Any Consideration Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

2.12 The Purchaser shall have the right, without the consent of the Shareholder, to terminate or withdraw any registration initiated by it under Section 2.8 hereof prior to the effectiveness of such registration whether or not the Shareholder has elected to include Consideration Shares in such registration.

2.13 The Shareholder may withdraw its Consideration Shares from the proposed registration by giving written notice to the Purchaser and the managing underwriter, if any, on or before the tenth Business Day prior to the proposed date of the effectiveness of such registration.

2.14 The Escrow Shares shall be held by the Escrow Agent in escrow for the Purchaser pursuant to the terms and conditions of the Escrow Agreement and
Section 9 of this Agreement. On the first anniversary of the Closing (the "Release Date") if any Escrow Shares remain held by the Escrow Agent and no claims are then outstanding against such Escrow Shares, then all (or the unclaimed balance) of such Escrow Shares shall be released to the Shareholder on the Release Date.

3. CLOSING.

3.1 Time of the Essence. Time shall be of the essence of this Agreement.

3.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be effective at 12:01 am (Ottawa, Ontario time) on April 1, 2006 or as soon as practicable thereafter after the conditions to Closing have been satisfied or waived (the "Closing Date") by facsimile and/or e-mail transmission with follow-up of original Closing documents by overnight courier to the parties' addresses set forth in Section 11.7 hereto, or at such other place and at such other time as may be approved in writing by the parties hereto.


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

3.3 Closing Procedures. At or prior to the Closing, the Shareholder, the Company and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for; and, upon fulfillment of all of the conditions set forth in Sections 4 and 5 hereof which have not been waived in writing as provided for therein, the Shareholder shall deliver or cause to be delivered to the Purchaser all documents required to be delivered hereunder, including, but not limited to the following:

(a) all of the certificates representing all of the Shares duly endorsed in blank (or accompanied by duly executed stock powers) for transfer to the Purchaser;

(b) the minute books, share certificate books and corporate seals of the Company;

(c) each of the Ancillary Agreements, executed by each of the respective parties thereto;

(d) an opinion of legal counsel to the Company in respect of the valid subsistence of the Company, the capitalization of the Company and the due authorization and enforceability of this Agreement and all related instruments addressed to the Purchaser in a form acceptable to the Purchaser and its legal counsel acting reasonably;

(e) a certificate dated the Closing Date executed by a senior officer of the Company and by the Shareholder attesting to (i) the truth and accuracy of each of the representations and warranties of the Company and the Shareholder set forth in Section 6 hereof as if each such representation and warranty were made on and as of the Closing Date and
         (ii) the satisfaction of each of the conditions set forth in Section 4 hereof to be satisfied by the Company and the Shareholder;

(f) the information required for full access (FTP, VPN and/or any other required means) to the Company's online system's software including, without limitation, Source Code (as defined below) and production systems, database and all of the Shareholder's and/or the Company's related technical and user documentation, together with a certificate of each of the Company and the Shareholder certifying that there are no other copies of the Company's online system's software, Source Code, production systems and/or database provided, however, that for greater certainty, the Shareholder shall not be required to create any new technical and/or user documentation under this sub-section 3.3(f) where such documentation has not been previously existed with respect to the Company's online system's software;

(g) all such other releases, assurances, certificates, consents, agreements, documents and instruments as may reasonably be required by the Purchaser to complete the transactions contemplated by this Agreement; and

the Purchaser shall deliver or cause to be delivered to the Shareholder all documents required to be delivered hereunder, including, but not limited to the following:

(h)      the Note and a certificate representing the Closing Shares;

(i) an opinion of legal counsel to the Purchaser in respect of the valid subsistence of the Purchaser and the due authorization and enforceability of this Agreement and all related instruments and issuance of the Consideration Shares and Option, addressed to the Shareholder in a form acceptable to the Shareholder and its legal counsel acting reasonably;


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

(j) each of the Ancillary Agreements executed by the Purchaser and, where applicable, the Escrow Agent;

(k) a certificate dated the Closing Date executed by a senior officer of the Purchaser attesting to (i) the truth and accuracy of each of the representations and warranties of the Purchaser set forth in Section 7 hereof as if each such representation and warranty were made on and as of the Closing Date, and (ii) the satisfaction of each of the conditions set forth in Section 5 hereof to be satisfied by the Purchaser; and

(l) all such other assurances, certificates, consents, agreements, documents and instruments as may reasonably be required by the Shareholder to complete the transactions contemplated by this Agreement.

Upon the fulfillment of the foregoing provisions of this Section 3 and upon fulfillment of all of the conditions set forth in Sections 4 and 5 hereof which have not been waived in writing as therein provided, the Purchaser shall pay the Purchase Price on the terms and conditions specified in Section 2 hereof.

3.4 Pre-Closing Covenants. Between the date hereof and the Closing Date, the Company shall conduct its business consistent with the following:

(a) Ordinary Course. The Company shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and, consistent with its current practice, and use all reasonable efforts to perform its obligations under its current agreements and to preserve its relationships with customers, suppliers and others having business dealings with it, to the end that the business shall not have experienced any change resulting in a Material Adverse Change (as defined below) at the Closing Date;

(b) Additional Agreements. The Company shall not enter into or assume any agreement, contract or commitment, except (a) purchases of supplies and sales of inventories in the ordinary course of business consistent with prior practice and (b) agreements, contracts or commitments which, individually or in the aggregate, are not material to the Company taken as a whole, nor otherwise make any material change in the conduct of the business or operations of the Company; and

(c) Indebtedness. The Company shall not (a) create, incur or assume any long-term debt (including obligations in respect of capital leases);
         (b) create, incur or assume any short-term debt representing indebtedness for borrowed money; (c) enter into any agreements requiring the maintenance of a specific net worth; (d) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (e) make any loans, advances or capital contributions to, or investments in, any other person.

4. CONDITIONS FOR THE BENEFIT OF THE PURCHASER. The Purchaser shall not be obliged to complete the purchase of the Shares unless, at or prior to the Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived in writing by the Purchaser at any time, and the Shareholder covenants and agrees with the Purchaser to use its best efforts to ensure that such conditions are fulfilled at or prior to the Closing:



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(d)      Company Assets. All assets used by and essential for the business of the Company shall be held by and, as may be necessary, shall have been transferred (free and clear of any and all Liens (as defined below)) to, the Company (excluding any computer and telephony equipment owned by the Shareholder and used by the Company but which is not necessary to the business of the Company as will be carried on subsequent to the Closing due to the fact that such equipment shall be provided to the Company by the Purchaser);

(e) Representations and Warranties. The representations and warranties set forth in Section 6 hereof shall be true and correct in all material respects at Closing;

(f) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed at or prior to the Closing shall have been complied with or performed at or prior to the Closing in all material respects;

(g) Material Adverse Change. During the period from the date hereof to the Closing Date, there shall have been no Material Adverse Change;

(h) Good Title. The Shareholder shall have good and marketable title to the Shares free and clear of any and all claims, commitments, rights, options, liens, charges, encumbrances and security interests of any nature and kind whatsoever (each, a "Lien");

(i) Consents and Approvals. All consents and approvals required to be obtained by the Shareholder and/or the Company in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement by the Shareholder including, without limitation, consents of contractual counterparties to agreements with the Shareholder and/or the Company (the "Shareholder Consents and Approvals") shall have been obtained;

(j) Notices. All notices (the "Shareholder Notices") required to be given by the Shareholder and/or the Company in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby by the Shareholder shall have been given;

(k) Inter-Company Matters. At the Closing Date there will be no inter-company payables or receivables between the Company and the Shareholder;

(l) Working Capital. There shall be $10,000 of Working Capital in the Company on the Closing Date and immediately prior to the Closing;

(m) Certificate of Non-Foreign Status. A certificate in the form required by United States Internal Revenue Code Section 1445(b)(2) and the regulations promulgated thereunder that the Shareholder is not a "foreign person" within the meaning of United States Internal Revenue Code Section 1445; and

(n) Deliveries. The Shareholder shall have executed and delivered to the Purchaser the documents contemplated in Section 3.3 hereof and otherwise pursuant to this Agreement.

         If any of the foregoing conditions shall not have been fulfilled at or prior to the Closing, the Purchaser in its sole discretion may either: (A) terminate this Agreement by notice in writing to the Shareholder, in which event the Purchaser shall be released from all obligations under this Agreement,


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

            and unless the Purchaser can show that the condition for which the Purchaser has terminated this Agreement could reasonably have been performed or complied with or caused to have been performed or complied with by the Shareholder, then the Shareholder shall also be released from all obligations hereunder; or (B) waive compliance with any such condition if it shall see fit to do so, without prejudice to its right of termination in the event of non-fulfillment of any other condition hereof in whole or in part.


5. CONDITIONS FOR THE BENEFIT OF THE SHAREHOLDER. The Shareholder shall not be obliged to complete the sale of the Shares unless, at or prior to the Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Shareholder and may be waived in writing by the Shareholder at any time, and the Purchaser covenants and agrees with the Shareholder to use its best efforts to ensure that such conditions are fulfilled at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties set forth in Section 7 hereof shall be true and correct in all material respects at Closing;

(b) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed at or prior to the Closing shall have been complied with or performed at or prior to the Closing in all material respects;

(c) Consents and Approvals. All consents and approvals (the "Purchaser Consents and Approvals") required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement by the Purchaser shall have been obtained;

(d) Notices. All notices (the "Purchaser Notices") required to be given by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby by the Purchaser shall have been given;

(e) Material Adverse Change. During the period from the date hereof to the Closing Date, there shall have been no material adverse change in the business, financial condition, assets, or results of operations of the Purchaser; and

(f) Deliveries. The Purchaser shall have executed and delivered to the Shareholder the documents contemplated in Section 3.3 hereof and otherwise pursuant to this Agreement.

If any of the foregoing conditions shall not have been fulfilled at or prior to the Closing, the Shareholder, in its sole discretion, may either: (A) terminate this Agreement by notice in writing to the Purchaser, in which event the Shareholder shall be released from all obligations under this Agreement, and unless the Shareholder can show that the condition for which the Shareholder has terminated this Agreement could reasonably have been performed or complied with or caused to have been performed or complied with by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; or (B) waive compliance with any such condition if he shall see fit to do so, without prejudice to the Shareholder's right of termination in the event of non-fulfillment of any other condition hereof in whole or in part.


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

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Shareholder set forth in this Section 6, the Company and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser as follows:

6.1 Authorization by Shareholder. The Shareholder has the corporate power and authority to enter into this Agreement and all other agreements and instruments to be executed by the Shareholder as contemplated by this Agreement and to carry out the Shareholder's obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by the Shareholder.

6.2 Enforceability of Shareholder's Obligations. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. The Shareholder is not Insolvent (as defined below) and will not become an insolvent person as a result of the Closing. In this Agreement, "Insolvent" means either having total liabilities in excess of total assets or being unable to satisfy one's existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the ordinary course of business.

6.3 Organization and Residence of Shareholder. The Shareholder is a corporation incorporated, validly subsisting and in good standing under the laws of the State of Delaware.

6.4 Ownership of the Shares. The Shareholder is, and at the Closing will be, the registered and beneficial owner of all of the Shares with good and marketable title thereto, free and clear of all Liens other than Liens listed in Schedule
6.4 hereto. No person other than the Purchaser has any agreement, option, right or privilege capable of becoming an agreement for the acquisition of any of the Shares. The delivery of the Shares (with any required Shareholder Consents and Approvals and Shareholder Notices) by the Shareholder to the Purchaser pursuant to the provisions of this Agreement will transfer good and valid title to the Shares to the Purchaser free and clear of all Liens.

6.5 Consents and Approvals. All of the Shareholder Consents and Approvals are listed in Schedule 6.5 hereto. Except for such Shareholder Consents and Approvals, no consent or approval of any person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Company to carry on its business after the Closing Date as such business is currently carried on by the Company.

6.6 Notices. All of the Shareholder Notices are listed in Schedule 6.6 hereto. Except for such Shareholder Notices, no notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Company to carry on its business after the Closing Date as such business is currently carried on by the Company.

6.7 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Shareholder and the Company and the completion (with any required Shareholder Consents and Approvals and Shareholder Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a) a default, breach or violation or an event that, with notice of lapse or time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the certificate of incorporation (as amended to the Closing Date) and/or by-laws of either the Shareholder or the Company;

(b) an event which, pursuant to the terms of any contract, license or permit, causes any material right or interest of the Company to come to an end or be amended in any way that is detrimental to the business of the Company or entitles any other person to terminate or amend any such right or interest that, in either case, would cause a Material Adverse Change;

(c) the creation or imposition of any Lien on any asset of the Company or on any of the Shares; or

(d)      the violation of any applicable law by the Shareholder or the Company.

For greater certainty, it is expressly acknowledged that should the Shareholder or the Company fail to obtain the Shareholder Consents and Approvals and/or Shareholder Notices listed at Schedule 6.7 hereto on or prior to the Closing Date, and the Purchaser waives the condition to closing relating to any such Shareholder Consents and Approvals and Shareholder Notices, such failure shall not constitute a breach of the provisions of this Section 6.7, provided that the provisions of the foregoing clause shall in no way derogate from the Shareholder's obligations under Section 10.6 hereof.

6.8 Organization of the Company. The Company is a corporation duly incorporated, validly subsisting and in good standing under the laws of the State of Delaware. Except as set forth in Schedule 6.8 hereto, the Company does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any business operation. The Company is licensed, registered and qualified to conduct business in each of the jurisdictions set forth on Schedule
6.8 hereto (collectively, the "Applicable Jurisdictions"), which jurisdictions are the only jurisdictions under the laws of which the character or the location of the properties owned by the Company or any subsidiary of the Company or the nature of the business conducted by it requires licensing, registration or qualification unless any failure to be so licensed, registered or qualified would not, individually or in the aggregate, cause a Material Adverse Change. The Company has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated. Schedule 6.8 hereto sets forth a complete list of officers, directors and shareholders of the Company and its respective subsidiaries.

6.9 Share Capital.

(a) The authorized capital of the Company consists of 100 shares of common stock, of which there are 100 shares issued and outstanding as fully paid and non-assessable. The Company does not have any stock option plan and the Company has not granted any options to purchase any shares of stock of the Company. There are no outstanding securities of the Company convertible into or exchangeable for any shares of stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, or any calls, commitments or claims of any character relating to the issuance of, any securities in the stock of the Company.

(b) Except as set forth in Schedule 6.9 hereto, the Company has not, since the date of its incorporation, declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares. There are no outstanding securities convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, any securities in the capital stock of any of the subsidiaries of the Company.

6.10 Corporate Records. The minute books of the Company provided to the Purchaser contains true, correct and complete copies of its certificate of incorporation, by-laws, minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders since its date of incorporation. The share certificate books, register of shareholders, register of transfers and register of directors and officers of the Company are complete and accurate in all material respects.

6.11 Legal Matters. The business of the Company has at all times been conducted in all material respects in accordance with applicable laws and regulations in the Applicable Jurisdictions and in any relevant other jurisdiction and there is no investigation or inquiry, order, decree or judgment of any court of competent jurisdiction or any governmental agency or regulatory body outstanding or to the Shareholder's knowledge and belief anticipated against the Company and/or any subsidiary thereof which may cause a Material Adverse Change.

6.12 Short Codes. The Company is the owner of the short codes used in connection with its business set forth in Schedule 6.12. The Company is not currently and has not previously been in violation of any applicable law, regulation, edict, order or guidelines of any applicable governmental authority, nor to its knowledge has it violated the privacy or other rights of any third party, in its past or present use in any manner of the short codes. The Company has not received notice that any short code will be terminated nor is it aware of any circumstance which is or is reasonably likely to give rise to any such termination.

6.13 Bankruptcy. The Company is not Insolvent and has not made an assignment in favour of its creditors nor filed a voluntary petition under the US Bankruptcy Code nor had any involuntary petition filed in respect of it. The Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company or any of its assets or the Shares and no execution or distress has been levied on any of such assets or the Shares.

6.14 Financial Statements. The Shareholder has furnished the Purchaser with the unaudited financial statements of the Company for the years ended December 31, 2005 and 2004 (collectively, the "Financial Statements"), true and complete copies of which are annexed to Schedule 6.14 hereto. The Financial Statements have been prepared in accordance with accounting principals generally accepted in the United States of America. The balance sheets contained in such Financial Statements fairly present in all material respects the financial position (or forecasted financial position, as applicable) of the Company as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results (or forecasted results, as applicable) of operations for the periods indicated. Since December 31, 2005, the Company has carried on its business in the ordinary course and there has been no material adverse change in the business, financial condition, assets, or results of operations of the Company taken as a whole (a "Material Adverse Change").

6.15 Assets. The assets of the Company are listed on Schedule 6.15 hereto. Except as disclosed in Schedule 6.15 hereto, the Company has good and marketable title to all of its assets, free and clear of any and all Liens except for (i) any Lien for current taxes (as defined in the last sentence of this Section 6.15) not yet due and payable, and (ii) minor Liens that have arisen in the ordinary course of the Company's business and that do not (individually or in the aggregate) materially detract from the value of, or the ability of the Company to exploit, any such asset subject thereto or materially impair the operations of the Company. Schedule 6.15 hereto sets out a complete and accurate list of all locations where the assets of the Company are situated, including a brief description of the assets situated at each such location. All machines, machinery, equipment, tools or other moveable or mechanical property forming part of such assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. There is no agreement, option or other right or privilege outstanding in favour of any person for the purchase from the Company and/or any Shareholder of the business of the Company or of any of such assets out of the ordinary course of business. Such assets are sufficient to permit the continued operation of the business of the Company in substantially the same manner as conducted in the year ended on the date of this Agreement except for any computer and telephony equipment owned by the Shareholder and used by the Company, all of which is listed in Schedule
6.15 hereto and which is not necessary to the business of the Company as will be carried on subsequent to the closing due to the fact that such equipment will be provided to the Company by the Purchaser. For the purposes of this Agreement, "taxes" refers to any and all federal, provincial, regional, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

6.16 Premises. The Company neither owns nor leases any premises.

6.17 Material Contracts. Schedule 6.17 hereto lists all the contracts to which the Company is a party which are material to the operation of its business ("Material Contracts"). The Company is not in default under any Material Contract and there has not occurred any event, which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Company or any other party to such a Material Contract, other than any default which would not be likely to result in a Material Adverse Change. Each Material Contract is in full force and effect, unamended by written or oral agreement. Neither the Company nor the Shareholder has received any notice of a default by any party under any Material Contract or notice of any dispute between the Company and any other party in respect of any Material Contract.

6.18     Intellectual Property.

(a) Schedule 6.18(a)(i) hereto sets forth, with respect to each Proprietary Asset (as defined below) owned by the Company and registered with any governmental body or for which an application has been filed with any governmental body, (i) a brief description of each such Proprietary Asset, (ii) the names of the jurisdictions covered by the applicable registration or application and (iii) the application or registration number and date of issuance or filing. Schedule 6.18(a)(ii) hereto identifies and provides a brief description of each Proprietary Asset owned by the Company that is material to the business of the Company.
         Schedule 6.18(a)(iii) hereto identifies and provides a brief description of, and identifies any ongoing license fee, royalty or payment obligations which, either alone or in the aggregate, are or in the future may be, in excess of five thousand United States dollars (US$5,000) with respect to, each Proprietary Asset that is licensed or otherwise made available to or used by the Company by any person and is material to the business of the Company, and identifies and provides a description of (1) the agreement under which such Proprietary Asset is being licensed or otherwise made available to or used by the Company,
         (2) whether such Proprietary Asset is embedded or bundled with a Proprietary Asset set out in Schedule 6.18(a)(ii) hereto or independently distributed by the Company (and if so embedded or bundled, the specific Proprietary Asset set out in Schedule 6.18(a)(ii) hereto with which such Proprietary Asset is embedded or bundled), and
         (3) if so embedded or bundled or independently distributed, any representations, warranties, support obligations, indemnities or other commitments made by the Company in respect of such Proprietary Asset which are not fully supported by a similar commitment under the applicable agreement in favour of the Company.

(b) The Company has good and valid title to all of its Proprietary Assets as identified or required to be identified in Schedules 6.18(a)(i) and
         (ii) hereto, free and clear of all Liens, except for (i) any Lien for current taxes not yet due and payable, and (ii) minor Liens that have arisen in the ordinary course of the Company's business and that do not (individually or in the aggregate) materially detract from the value of, or the ability of the Company to exploit, such Proprietary Asset subject thereto or materially impair the operations of the Company. The Company has the exclusive right to bring actions against any person that is infringing any of the Company's Proprietary Assets as identified in Schedules 6.18(a)(i) and (ii) hereto. The Company has a valid right to use, license and otherwise exploit all of the Company's Proprietary Assets as identified or required to be identified in
         Schedule 6.18(a)(iii) hereto. There is no agreement (with the exception of escrow agreements, end user license agreements, support agreements, consulting agreements and other customer contracts in the standard forms previously delivered by the Company to the Purchaser) pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any of the Company's Proprietary Assets.

(c) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all of the Company's material Proprietary Assets (except Proprietary Assets whose value would be unimpaired by disclosure). No current or former employee, officer, director, shareholder, consultant or independent contractor of the Company has any right, claim or interest in or with respect to any of the Company's Proprietary Assets.

(d) All Proprietary Assets designed, created, developed, assembled, manufactured, sold or held by the Company are valid, enforceable and subsisting and none of the Company's Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other person) infringes, misappropriates, makes unlawful or unauthorized use of or conflicts with any Proprietary Asset owned or used by any other person. Except as set forth on
         Schedule 6.18(d) hereto, the Company has not received any notice, claim or other communication (in writing or otherwise) of (i) any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use or misuse of, any Proprietary Asset owned or used by any other person, or (ii) suggesting that any other person has or may have any claim of legal or beneficial ownership or other claim or interest in any of the Company's Proprietary Assets. To the knowledge of the Company and the Shareholder, no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any of the Company's material Proprietary Assets.

(e) There are no legal opinions that the Company has received with respect to the Company's Proprietary Assets relating to validity, enforceability, or to official actions or other notices from any regulatory authority or governmental department, office or agency relating to any of the subject matters or claims of pending applications for registration constituting any of such Proprietary Assets.

(f) The Company has not granted any person any right, license or permission to use any of the marks which are part of the Company's Proprietary Assets and none of such marks has been or is now involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the knowledge of the Company and each Shareholder.

(g) The Company has not disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person, of any of the Company's Source Code, nor has it entered into any commitments to do so under any circumstances.

(h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

In this Agreement, the following capitalized terms have the following meanings:

(A) "Proprietary Asset" shall mean any: (1) patent, patent application, trade-mark (whether registered or unregistered), trade-mark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, Source Code, object code, model, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (2) any and all rights to use or exploit any of the foregoing; and

(B) "Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset.

6.19 Undisclosed Liabilities. Except as disclosed in Schedule 6.19 hereto, the Company does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in the Financial Statements or disclosed herein, other than liabilities, obligations and indebtedness (i) incurred in the normal course of business; and
(ii) which do not exceed in the aggregate ten thousand United States dollars (US$10,000).

6.20 Litigation. Except as disclosed in Schedule 6.20 hereto, there is no demand by any party or any action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before any regulatory body or governmental or non-governmental body pending or, to the knowledge of the Company or the Shareholder, threatened by or against the Company and/or the Shareholder related to their respective businesses, operations or capital or the transactions contemplated by this Agreement, and to the knowledge of the Company and the Shareholder, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

6.21 Employee Matters. The Company currently has one employee, has at no time in the past had more than three employees, and has no outstanding commitments or liabilities of any nature to any prior employees and there are no orders, charges, levies, assessments or penalties of any type against the Company in respect of any prior employees.

6.22 Benefit Plans. For purposes of this Agreement, the term "Benefit Plan" means any plan, contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by Seller, or to which Seller makes contributions or which covers any employee of Seller in his or her capacity as an employee, to which Seller has any obligation with respect to any current employee, and which is (i) an "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) a severance contract with (an) employee(s) or any severance plan applicable to employees; or (iii) a stock option plan or any other plan of deferred compensation. Neither the Company nor the Shareholder has any existing qualified pension plans and profit sharing plans under ERISA. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Benefit Plan, and each Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to each such Benefit Plan. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought, or to Company's knowledge, is threatened, against or with respect to any such Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Company's and the Shareholder's knowledge, threatened by any Governmental Entity with respect to any Benefit Plan. No unfunded liabilities or solvency deficiencies exist for any Benefit Plan. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company. For purposes of this Section, "Governmental Entity" shall mean any government, parliament, legislature, regulatory authority, agency, commission, board or court or other law-, rule-, or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or state or province or other subdivision thereof including any municipality or district.

6.23 Affiliated Transaction. The Company is not liable in respect of advances, loans, guarantees to or on behalf of the Shareholder, or any officer, director, employee or subsidiary of the Company or any other person with whom the Company does not deal with at arm's length other than an inter-company payable to the Shareholder and, at the Closing Date, there will be no inter-company payables or receivables between the Company and the Shareholder.

6.24 Tax Filings. The Company has prepared and filed on time with all appropriate taxing authorities all returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by on behalf of the Company in respect of any taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal period ending on or before the Closing. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns, have been paid in full. To each of the Shareholder's and the Company's respective knowledge, no action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any taxes for which the Company would be liable. There are no Liens for taxes (other than taxes not yet due and payable) upon the Company or any of its assets. For the purposes of Sections 6.24 to 6.26 hereof, all references to the Company or any tax liability of the Company shall include a reference to the Shareholder if and to the extent that the Company's income or results of operations are required to be reported on a tax return of the Shareholder by reason of the treatment of the Company as a qualified subchapter S subsidiary of the Shareholder within the meaning of Section 1361 of the United States Internal Revenue Code.

6.25 Taxes Paid; Tax Status; and Related Tax Matters. The Company has paid in full all taxes required to be paid on or prior to the date hereof and has made adequate provision in the Financial Statements in accordance with accounting principles generally accepted in the USA for the payment of all taxes in respect of all fiscal periods on or before the Closing. The Shareholder is an "S corporation" within the meaning of Sections 1361 and 1362 of the United States Internal Revenue Code. The Company is a "qualified subchapter S subsidiary" of the Company within the meaning of Section 1361 of the United States Internal Revenue Code. The Company and its assets do not constitute all or substantially all of the assets of the Shareholder within the meaning of Revenue Procedure 77-27. Neither the Company nor the Shareholder will be liable for any tax under Sections 1374 or 1375 of the United States Internal Revenue Code (or similar provisions of state, local or foreign law) in connection with the consummation of the transactions contemplated by this Agreement.

6.26 Audits and Related Matters.

(a) There are no reassessments of the Company's taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Company by any governmental body for any taxation year in respect of which a tax return of the Company has been audited. The Company is not and has not been the subject of any audit, administrative or judicial proceeding relating to taxes. No governmental body has challenged, disputed or questioned the Company in respect of any returns, filings or other reports filed under any statute providing for taxes. The Company is not negotiating any draft assessment or reassessment with any governmental body. The Shareholder is not aware of any contingent liabilities for taxes (other than in respect of current taxation periods) or any grounds for assessment or reassessment of the Company, including, without limitation, unreported benefits conferred on the Shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements. Neither the Company nor the Shareholder has received any indication from any governmental body that an assessment, reassessment or challenge of the Company is proposed in respect of any taxes, regardless of its merits. The Company has not executed or filed with any government body any agreement or waiver extending the period for assessment, reassessment or collection of any taxes.

(b) The Company has not been a member of an affiliated group (within the meaning of United States Internal Revenue Code Section 1504(a) or any similar provision of applicable state, local or foreign law) filing a consolidated tax return or report, other than a group, the common parent of which was the Shareholder.

(c) The Company has not used the installment method under Section 453 of the United States Internal Revenue Code (or any similar provision of applicable state, local or foreign law) to defer any material income to any taxable period ending after the Closing Date. The Company has not agreed, nor is it required, to make any adjustment under United States Internal Revenue Code Section 481(a) (or any similar provision of applicable state, local or foreign law) by reason of a change in accounting method or otherwise.

6.27 Withholdings and Remittances. The Company has withheld from each payment made to any person, including but not limited to its respective present or former employees, officers and directors all amounts required by law to be withheld, and furthermore, has remitted all such withheld amounts within the prescribed periods to the appropriate governmental body or bodies. The Company has remitted all contributions, employment insurance premiums, employer health taxes, workers compensation premiums and other taxes payable by it in respect of its respective employees and has remitted such amounts to the proper governmental body or bodies within the time required under the applicable legislation. The Company has charged, collected and remitted on a timely basis all taxes as required under applicable legislation on each respective sale, supply or delivery whatsoever, made by the Company.

6.28 Absence of Certain Changes of Events. Except as set forth in Schedule 6.28 hereto, since December 31, 2005 the Company has not:

(a)      suffered any Material Adverse Change;

(b)      amended its certificate of incorporation in any manner whatsoever;

(c) declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares, except that the Company will make certain distributions to the Shareholder immediately prior to the Closing provided that at the Closing the Company shall have net working capital of $10,000, which distributions shall not be deemed to result in a Material Adverse Change;

(d) issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any of its shares or other securities;

(e) disposed of any of assets reflected on its balance sheet forming part of the Financial Statements, except sales of assets in the normal course of the Company's business;

(f) changed any accounting or costing systems or methods in any material respect;

(g) incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business and not in excess of ten thousand United States dollars (US$10,000);

(h) made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any director, officer or employee;

(i) mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to its financial condition or operation of it business;

(j) entered into any Material Contract or any other transaction that was not in the normal course of business; or

(k) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

6.29 Brokerage Fees. Neither the Shareholder nor the Company has entered into any agreement which would entitle any person to any valid claim against the Company or the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

6.30 Personal Property. All personal property used by the Company for its business is in good operating condition and repair, ordinary wear and tear excepted.

6.31 Real Property. The Company owns no real property.

6.32 Personal Property Leases. Each personal property lease covering property used by the Company is in full force and effect and has not been amended. There has not been any material default by the Company or to the knowledge of each of the Shareholder and the Company by any other party under any personal property lease nor has there been any dispute between the Company or, to the knowledge of the Company, any other party under any personal property lease.

6.33 Insurance. The business, properties and assets of the Company are insured for the benefit of the Company in amounts deemed adequate by the Company's management against risk usually insured against by persons operating a business similar to the business of the Company in the localities where such properties are located. All such insurance policies are in full force and effect and the Company is not in material default, whether as to payment of premiums or otherwise, under the terms of such policies.

6.34 Receivables. The receivables as disclosed in the books of the Company at the Closing Date are bona fide obligations which arose in the ordinary course of its business and are enforceable and fully collectible accounts in the ordinary course of business subject to the reasonable allowance for doubtful accounts as recorded on the books and records of the Company on or before the Closing Date and, to the knowledge of the Shareholder, are not subject to any set off or counterclaim. None of the receivables are due from a person with whom the Company does not deal at arm's length.

6.35 Environmental Matters. To the knowledge of the Company and the Shareholder, the business of the Company and the assets as carried on or used by the Company have been carried on and used and are currently carried on and used in compliance with all environmental laws. To the knowledge of the Company and the Shareholder, the Company is not nor has been subject to any proceedings alleging the violation by the Company or its employees, agents or others for whom it is responsible of any environmental law and in relation to the business or assets of the Company. To the knowledge of the Company and the Shareholder, there are no proceedings nor, to the knowledge of the Shareholder, any circumstances or material facts which would be likely, if true, to give rise to any proceedings, in which it is alleged that the Company is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with hazardous substances or for any other remedial or corrective action under an environmental law.

6.36 Customers and Suppliers. Schedule 6.36 lists the five (5) largest customers and the five (5) largest suppliers of the Company (or such additional customers and/or suppliers of the Company which were sufficient to constitute five percent (5%) or more of the Company's total sales or purchases, as the case may be) for the six month period ending December 31, 2005 and the aggregate amount which each such customer was invoiced and each such supplier was paid during such period. To the knowledge of the Company and the Shareholder, the Company has not received notice of any intention on the part of any customer or any supplier of the Company to cease doing business with the Company or to modify or change in any material manner any existing arrangement with the Company. To the knowledge of the Company and the Shareholder, the relationships of the Company with each of its respective principal customers and suppliers is satisfactory and there are no unresolved disputes with any such customers or suppliers.

6.37 Product Warranties. Except as disclosed in Schedule 6.37, there are no material claims against the Company greater than one thousand United States dollars (US$1,000) on account of product warranties or with respect to the production or sale of defective or inferior products.

6.38 Full Disclosure. None of the foregoing representations and warranties in this Section 6 contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading.

6.39 Representations Required for SEC Compliance.

a) The Shareholder is acquiring the Consideration Shares for its own account for investment only and not with a view toward the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b) The Shareholder is an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the US Act and is
         (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of its business and financial experience and the business and financial experience of its professional advisors (if any) to protect its own interests in connection with the transactions described in this Agreement and the related documents and (iii) able to afford the entire loss of its investment in the Consideration Shares.

c) All subsequent offers, sales and other transfers of the Consideration Shares by the Shareholder shall be made pursuant to an effective registration statement with respect to the resale of the Consideration Shares under the US Act and applicable state laws or pursuant to an exemption from registration.

d) The Shareholder acknowledges that the Consideration Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and the Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Shareholder to acquire the Consideration Shares.

e) The Shareholder and its advisors, if any, have been furnished with materials relating to the business, finances and operations of Purchaser and materials relating to the offer and sale of the Consideration Shares which have been requested by the Shareholder. The Shareholder and its advisors, if any, have been afforded the opportunity to ask questions of Purchaser and have received complete and satisfactory answers to any such inquiries.

f) The Shareholder understands that its investment in the Consideration Shares involves a high degree of risk.

g) The Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares.

h) The Shareholder acknowledges that: (i) the Consideration Shares have not been and may not, despite the best efforts of the Purchaser, be successfully registered in future under the provisions of the US Act and may not be transferred unless (A) subsequently registered thereunder or (B) the Shareholder shall have delivered to Purchaser an opinion of counsel, reasonably satisfactory in form, scope and substance to Purchaser, to the effect that the Consideration Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (ii) any sale of the Consideration Shares made in reliance on Rule 144 promulgated under the US Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Consideration Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the US Act, may require compliance with some other exemption under the US Act or the rules and regulations of the SEC promulgated thereunder.

i) The Shareholder acknowledges and agrees that the Consideration Shares shall bear a restrictive legend in substantially the following form:

         THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

6.40 No Additional Representations. The Company and the Shareholder have not made nor has any other person acting on behalf of the Company or the Shareholder made, any representation or warranty, express or implied, oral or written, as to the accuracy or completeness of any information regarding the Shares, the Company or the business of the Company except as expressly set forth in this Agreement, any schedules and/or exhibits to this Agreement.

7 PURCHASER'S REPRESENTATIONS AND WARRANTIES. As a material inducement to the Shareholder entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Shareholder is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set forth in this Section 7, the Purchaser hereby represents and warrants to the Shareholder as follows:

7.1 Incorporation of Purchaser. The Purchaser is a corporation incorporated and validly subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power and authority and is qualified to purchase the Shares. No act or proceeding has been taken by or against the Purchaser in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Purchaser.

7.2 Authorization by Purchaser. The Purchaser has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under the Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

7.3 Enforceability of the Purchaser's Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

7.4 Consents and Approvals. All consents and approvals required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been obtained.

7.5 Notices. All notices required to be given by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been given.

7.6 Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before any regulatory body or governmental or non-governmental body pending or threatened by or against the Purchaser related to its business, operations or capital or the transactions contemplated by this Agreement, and to the knowledge of the Purchaser, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

7.7 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Purchaser and the completion (with any required consents and approvals and notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Purchaser;

(b) an event which, pursuant to the terms of any contract, license or permit, causes any right or interest of the Purchaser to come to an end or be amended in any way that is detrimental to the business of the Purchaser or entitles any other person to terminate or amend any such right or interest;

(c) the creation or imposition of any lien, charge, encumbrance or security interest on any asset of the Purchaser; or

(d)      the violation of any applicable law by the Purchaser.

7.8 Common Shares. The Consideration Shares will, on Closing, be validly issued and delivered by the Purchaser, in compliance with applicable securities and other laws and regulations, as fully paid and non-assessable shares in the capital of the Purchaser and will not be subject to any statutory hold period.

7.9 Purchaser Reports. The Purchaser has previously made available to the Shareholder complete and accurate copies of its annual report for the year ended March 31, 2005 and its quarterly reports for the Purchaser's fiscal quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, and any amendments to all such reports as filed with the SEC and its management information circular for the annual and special meeting of its shareholders dated September 22, 2005 (collectively, the "Purchaser Reports"). Except as disclosed in Schedule 7.9 hereto, as of their respective dates, the Purchaser Reports did not, at the time that they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading. Except as disclosed in Schedule 7.9 hereto, the financial statements of the Purchaser contained in the Purchaser Reports fairly present, in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, in all material respects the financial condition of the Purchaser on a consolidated basis at the dates of such statements and the results of its operations and its cash flows for the periods covered thereby. Except as disclosed in Schedule 7.9 hereto, such financial statements consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to such financial statements, together with the report of the auditors thereon are complete and accurate in all material respects.

7.10 No Material Adverse Change. There has been no material adverse change in the business, financial condition, assets, or results of operations of the Purchaser taken as a whole since December 31, 2005 except as set forth on
Schedule 7.10.

7.11 Undisclosed Liabilities. Except as disclosed in Schedule 7.11 hereto, the Purchaser does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in the financial statements contained in the Purchaser Reports or disclosed herein, other than liabilities, obligations and indebtedness (i) incurred in the normal course of business; or (ii) which do not exceed in the aggregate twenty-five thousand United States dollars (US$25,000).

7.12 Disclosure. Except as disclosed in Schedule 7.12 hereto, all material facts and material changes regarding the Purchaser or its securities that have occurred since December 31, 2005 have been disclosed in accordance Section 13 or
Section 15(d) of the United States Securities Exchange Act of 1934, as amended.

7.13 Legal Matters. The business of the Purchaser has at all times been conducted in all material respects in accordance with applicable laws and regulations in the Province of Ontario and in any relevant other jurisdiction and there is no investigation or inquiry, order, decree or judgment of any court of competent jurisdiction or any governmental agency or regulatory body outstanding or to the Purchaser's knowledge and belief anticipated against the Purchaser and/or any subsidiary thereof which may result in a material adverse change in the business, financial condition, assets, or results of operations of the Purchaser taken as a whole.

7.14 Registration Status. The Purchaser is a registrant and reporting company the United States Securities Exchange Act of 1934, as amended.

7.15 No Cease Trade Order. No securities commission or other regulatory authority has issued any order preventing or suspending the trading of the Purchaser's securities or prohibiting the sale of the Consideration Shares to be delivered hereunder, and, to the Purchaser's knowledge, no proceedings for such purpose are pending or threatened.

7.16 Bankruptcy. The Purchaser is not an "insolvent person" and has not committed an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act (Canada) or the similar laws of any other applicable jurisdiction, will not become an "insolvent person" as a result of the Closing, and has not made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Purchaser or any of its assets or its capital stock and no execution or distress has been levied on any of such assets or stock.

7.17 Employee Matters. There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the knowledge of the Purchaser, threatened against the Purchaser. No union representation question exists respecting the employees of the Purchaser in connection with its business and no collective bargaining agreement is in place or currently being negotiated by the Purchaser. There are no wages, salaries or bonuses owing or promised to any of the employees of the Purchaser other than wages accruing and unpaid commissions in the normal course of business for the most recent pay period to the Closing and in respect of accrued vacation. No notice has been received by the Purchaser of any complaint which has not been resolved, filed by any of its employees claiming that the Purchaser has violated applicable employment standards or human rights or similar legislation or policies in any jurisdiction in which the Purchaser operates, or of any complaints or proceedings which have not been resolved of any kind involving the Purchaser, to the Purchaser's knowledge, any of the employees of the Purchaser before any labour relations board. There are no outstanding orders or charges against the Purchaser under any applicable occupational and/or employment health and safety legislation in the any jurisdiction in which the Purchaser carries on business. All levies, assessments and penalties made against the Purchaser pursuant to the workers' compensation legislation in any jurisdiction in which the Purchaser carries on business have been paid by the Purchaser and the Purchaser has not been reassessed under such legislation except with respect to any such reassessments as have been resolved prior to the date hereof.

7.18 Affiliated Transaction. Except as set out in Schedule 7.18 hereto, the Purchaser is not liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, employee or subsidiary of the Purchaser or any other person with whom the Purchaser does not deal with at arm's length.

7.19 Tax Filings. The Purchaser has prepared and filed on time with all appropriate taxing authorities all returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by on behalf of the Purchaser in respect of any taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal period ending on or before the Closing. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full. To the Purchaser's knowledge, no action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any taxes for which the Purchaser would be liable. There are no Liens for taxes (other than taxes not yet due and payable) upon the Purchaser or any of its assets.

7.20 Taxes Paid. The Purchaser has paid in full all taxes required to be paid on or prior to the date hereof and has made adequate provision in the financial statements contained in the Purchaser Reports in accordance with accounting principals generally accepted in Canada for the payment of all taxes in respect of all fiscal periods on or before the Closing.

7.21 Environmental Matters. To the knowledge of the Purchaser, the business of the Purchaser and the assets as carried on or used by the Purchaser have been carried on and used and are currently carried on and used in compliance with all environmental laws. The Purchaser is not nor has been subject to any proceedings alleging the violation by the Purchaser or its employees, agents or others for whom it is responsible of any environmental law and in relation to the business or assets of the Purchaser. There are no proceedings nor, to the knowledge of the Purchaser, any circumstances or material facts which would be likely to, if true, give rise to any proceedings, in which it is alleged that the Purchaser is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with hazardous substances or for any other remedial or corrective action under an environmental law.

7.22 Customers and Suppliers. Except as set out in Schedule 7.22 hereto, the Purchaser has not received notice of any intention on the part of any customer or any supplier of the Purchaser to cease doing business with the Purchaser or to modify or change in any material manner any existing arrangement with the Purchaser. The relationships of the Purchaser with each of its respective principal customers and suppliers is satisfactory and to the knowledge of the Purchaser there are no unresolved written disputes with any such customers or suppliers.

7.23 Product Warranties. There are no material claims against the Purchaser greater than five thousand United States dollars (US$5,000) on account of product warranties or with respect to the production or sale of defective or inferior products.

7.24 Material Contracts. The Purchaser is not in default under any of its material contracts and there has not occurred any event which, with the lapse of time or the giving of notice, would constitute a default under any of the Purchaser's material contracts by the Purchaser or, to the Purchaser's knowledge, any other party to any such material contract, other than a default that would not result in a material adverse change in the business, financial condition, assets, or results of operations of the Purchaser taken as a whole. The Purchaser has not received any notice of a default by any party under any of its material contracts.

7.25 Intellectual Property.

(a) The Purchaser has good and valid title to all of its material Proprietary Assets, free and clear of all Liens, except for (i) any Lien for current taxes not yet due and payable, (ii) Liens granted to secured lenders to the Purchaser and (iii) minor Liens that have arisen in the ordinary course of the Purchaser's business and that do not (individually or in the aggregate) materially detract from the value of, or the ability of the Purchaser to exploit, such Proprietary Asset subject thereto or materially impair the operations of the Purchaser. The Purchaser has a valid right to use, license and otherwise exploit all of the Purchaser's Proprietary Assets. None of the Purchaser's Proprietary Assets are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof or restricting the sale, transfer, assignment or licensing thereof. The Purchaser has not developed jointly with any other person any of the Purchaser's Proprietary Assets that are material to the business of the Purchaser and with respect to which such other person has any rights. There is no agreement (with the exception of escrow agreements, end user license agreements, support agreements, consulting agreements and other standard customer contracts) pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any of the Purchaser's Proprietary Assets.

(b) The Purchaser has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all of the Company's material Proprietary Assets owned by the Purchaser. No current or former employee, officer, director, shareholder, consultant or independent contractor of the Purchaser has any right, claim or interest in or with respect to any of the Purchaser's Proprietary Assets.

(c) None of the Purchaser's Proprietary Assets and, to the knowledge of the Purchaser, no Proprietary Asset that is currently being developed by the Purchaser (either by itself or with any other person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other person. The Purchaser has not received any notice, claim or other communication (in writing or otherwise) of (i) any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use or misuse of, any Proprietary Asset owned or used by any other person, or (ii) suggesting that any other person has or may have any claim of legal or beneficial ownership or other claim or interest in any of the Purchaser's Proprietary Assets. To the knowledge of the Purchaser, no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any of the Purchaser's material Proprietary Assets.

(d) There are no legal opinions to the effect that any of the subject matters of the Purchaser's Proprietary Assets may be or are invalid or unenforceable, or official actions or other notices from any regulatory authority or governmental department, office or agency that any of the subject matters or claims of pending applications for registration constituting any of such Proprietary Assets are not registrable.

7.26 Full Disclosure. None of the foregoing representations and warranties in this Section 7 contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of the Company and the Shareholder contained in Section 6 hereof and of the Purchaser contained in Section 7 hereof shall survive the completion of the transactions contemplated herein and shall continue in full force and effect for the benefit of the Purchaser and the Shareholder, respectively, for a period of eighteen (18) months following the Closing Date, after which time the Company, the Shareholder and the Purchaser shall be released from all respective obligations in respect of such representations and warranties except with respect to any Claim (as defined below) attested to by a party in writing before the expiration of such period, provided, however, that the survival of the representations and warranties set forth in Section 6 and Section 7 hereof which:

(a) relate to tax matters shall be time limited to the statutory expiration of Claims thereon;

(b) relate to intellectual property matters or to the capitalization of a party or ownership or issuance of the Shares or the Consideration Shares shall survive for a period of four (4) years following the Closing Date;

(c) relate to Claims made by or in respect of any unlawful usage by or through the Company of its short codes set forth on Schedule 6.12 such as Claims of "spam" or similar types of Claims by any mobile service provider or operator (any such Claim, a "Usage Claim") shall survive for a period of thirty (30) months following the Closing Date; and

(d) have been fraudulently made or given shall, notwithstanding any other provision of this Section 8, survive for a period of four (4) years following the Closing Date.

9. INDEMNIFICATION.

9.1 Indemnity. The Shareholder (with respect to the covenants, representations and warranties of the Company and the Shareholder hereunder) and the Purchaser (with respect to the covenants, representations and warranties of the Purchaser hereunder) (each such person, an "Indemnifying Party"), shall indemnify and hold the Purchaser or the Shareholder, as may be applicable, and all of such indemnified party's respective affiliates and their respective directors, officers, employees, agents and representatives (the "Indemnified Parties") harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (each, a "Claim") which may be made or brought against any of the Indemnified Parties or which any of such Indemnified Parties may suffer or incur directly or indirectly as a result of, in respect of or arising out of any of the following (collectively, "Breaches"):

(a) any incorrectness in or breach of any representation, warranty or covenant of such Indemnifying Party contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b) any breach of or any non-fulfillment of any covenant or agreement on the part of such Indemnifying Party under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(c) in the case of the Purchaser as Indemnified Party, any liability (i) for taxes payable to any level of government in any jurisdiction (including any related interest, penalty or costs) which may be payable by the Company in respect of any period (or portion thereof) ending or prior to the Closing Date and which are not disclosed on the Financial Statements and/or (ii) of the Company for any taxes of any other person pursuant to Treas. Reg ss. 1.1502-6 (or any similar provision of applicable state, local or foreign law) as a transferee or successor, by contract or otherwise.

9.2 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to Section 9.1 hereof, such Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Parties. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), an shall also specify with reasonable particularity (to the extent that such information is available):

(a) the factual basis for the Claim; and

(b) the amount of the Claim, if known.

If, through the fault of an Indemnified Party, any Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of such Indemnifying Party to such Indemnified Party hereunder shall be reduced by the amount of any losses incurred by either such Indemnifying Party or such Indemnified Party resulting from such Indemnified Party's failure to give such notice on a timely basis.

9.3 Direct Claims. In the case of a Direct Claim, each Indemnifying Party shall have thirty (30) days from receipt of notice of the Claim within which to make such investigation of the Claim as such Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to such Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as such Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, such Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

9.4 Third Party Claims. In the case of a Third Party Claim, each Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim. If any such Indemnifying Party elects to assume such control, such Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless any such Indemnifying Party consents to the retention of such counsel at its expense or unless named parties to any action or proceeding include both such Indemnifying Party and the Indemnified Party and a representation of both such Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). The Indemnified Party shall cooperate with any such Indemnifying Party as to permit such Indemnifying Party to conduct such negotiation, settlement and defense and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow such Indemnifying Party access on reasonable notice and take copies of all such documents and require its personnel to provide such statements as such Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If having elected to assume control of the negotiation, settlement or defense of the Third Party Claim, any Indemnifying Party thereafter fails to conduct such negotiation, settlement or defense with reasonable diligence, then such Indemnified Party shall be entitled to assume such control and such Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.5 Settlement of Third Party Claims. If any Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.

9.6 Threshold Basket for Indemnification; Insurance Recoveries. No party to this Agreement shall be entitled to indemnification under this Agreement until the aggregate amount for which indemnification is sought exceeds twenty-five thousand United States dollars (US$25,000), whether represented by one or more claims, and then only to the extent such aggregate amount exceeds twenty-five thousand United States dollars (US$25,000). In addition, for purposes of Claims brought under this Agreement, damages or losses shall be calculated net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim.

9.7 Payment of Indemnification by Shareholder. The liability of the Shareholder pursuant to the provisions of this Section 9 shall be limited absolutely to the value of the Escrow Shares received by the Shareholder (based on the value of the ZIM Shares at the Closing Date), however, that the liability of the Shareholder hereunder (i) shall be limited to an amount equal to fifty percent (50%) of the value of the Consideration Shares, with respect to any Usage Claim, and (ii) shall be unlimited as to any Claim relating to fraud committed by the Shareholder related to the transactions contemplated by this Agreement. Subject to the provisions of Section 9.9 hereof, the Shareholder may pay any obligation to any Indemnified Party hereunder by, at the discretion of the Shareholder, (a) set off by the Purchaser against the Shareholder's Escrow Shares, (b) surrender to the Purchaser for cancellation by any ZIM Shares held by the Shareholder or
(c) the payment of cash by the Shareholder to the Purchaser.

9.8 Payment of Indemnification by the Purchaser. The liability of the Purchaser pursuant to the provisions of this Section 9 shall be limited absolutely to the value of the Escrow Shares portion of the Purchase Price; provided, however, that the liability of the Purchaser hereunder shall be unlimited with respect to any Claim relating to fraud committed by the Purchaser related to the transactions contemplated by this Agreement. Subject to the provisions of
Section 9.9 hereof, the Purchaser may pay any obligation to any Indemnified Party hereunder by, at the discretion of the Purchaser, (a) the issuance by the Purchaser of ZIM Shares or (b) the payment of cash by the Purchaser to the Shareholder.

9.9 Valuation of ZIM Shares. The value of any ZIM Shares used to pay out any obligation of an Indemnifying Party under this Section 9 shall be determined at and as of the date at which such obligation becomes due and payable.

9.10 Exclusive Remedy. Except for claims arising from fraud and any claims brought under sub-section 10.2 hereof, the indemnification provisions contained in this Section 9 shall be deemed to be, to the extent permitted by law, the exclusive remedy or exclusive means to obtain relief, as the case may be, of any party hereto in the event of any breach of any representation, warranty, covenant or agreement contained herein by any other party hereto. Except for claims arising from fraud and any claims brought under sub-section 10.2 hereof, Claims pursuant to this Section 9 shall be in lieu of any other rights or remedies that may be available to any party at law, in equity or otherwise.

10. POST CLOSING COVENANTS.

10.1 Financial Statements. The Shareholder shall use its best efforts to prepare and deliver, or cause to be prepared and delivered, to the Purchaser at the Shareholder's sole cost and expense the Company's audited financial statements for the year ended December 31, 2005 as soon as reasonably practicable after the date hereof. If requested by the Purchaser, the Shareholder shall take all actions reasonably necessary to assist the Purchaser in preparing a pro forma consolidated balance sheet and pro forma consolidated statements of income in compliance with, and for the periods required by, the rules and regulations promulgated by the SEC, including Regulation S-X under the US Act.

10.2     Non-Competition / Non-Solicitation.

(a) The Shareholder shall not, and shall ensure that its affiliates do not, without the prior written consent of the Purchaser, at any time within the period of two (2) years following the date of this Agreement (the "Non-Competition Period"), either individually or in partnership or jointly or in conjunction with any person, as principal, agent, employer, investor or shareholder, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, establish, acquire control of, be engaged in or invest in, a business that engages in the sale or distribution through the internet of "ringtones" or "wallpaper" for mobile phones (with the exception of adult entertainment) worldwide (with the exception of through the Shareholder's 50% owned joint venture in the Czech Republic, ATS Praha, or through its 25% owned venture in the UK).

(b) The Shareholder hereby agrees, and it shall ensure that its affiliates agree, that during the Non-Competition Period, the Shareholder shall not, directly or indirectly, solicit any customer of the Company to terminate such customer's relationship with the Company or to enter into any relationship with the Shareholder or any affiliate of the Shareholder pursuant to which the Shareholder or such affiliate performs services for such customer equivalent to those performed by the Company for such customer as of the Closing.

(c) Without limiting the generality of any provision of this Agreement, the Shareholder expressly acknowledges that the Shareholder shall not and shall ensure that its affiliates do not, without the prior written consent of the Purchaser, at any time within the Non-Competition Period, either individually or in partnership or jointly or in conjunction with any person, as principal, agent, employer, investor or shareholder, by way of e-mail, SMS text message, or in any other manner whatsoever, directly or indirectly, access any previous customers of the Company for the purposes of providing mobile entertainment for mobile phones to any such persons.

(d) The Shareholder acknowledges that a breach by it or its affiliates of any of the covenants contained in this Section 10.2 would result in damages to the Company and the Purchaser and that the Company and/or the Purchaser may not be adequately compensated for such damages by monetary award alone. Accordingly, the Shareholder agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, the Company and the Purchaser shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by the Shareholder and its affiliates with the provisions of this Section 10.2. Any remedy expressly set out in this Section 10.2 shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

(e) The parties agree that all restrictions in this Section 10.2 are necessary and fundamental to the protection of the respective businesses of the parties and are reasonable and valid. All defences to the strict enforcement of this Section 10.2 against the parties or any of their respective affiliates are hereby waived.

(f) The Shareholder acknowledges and agrees that the subject matter, duration, and geographic scope of this Section 10.2 are reasonable. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court against such other party or parties or upon such shorter term or within such lesser scope to the maximum extent permissible under applicable law. If the scope of any restriction contained in this
         Section 10.2 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Shareholder hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The invalidity or unenforceability of any particular provision of this Section 10.2 as determined by a court of competent jurisdiction shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.3 REPAYMENT OF DEBT. So long as any amounts remain outstanding under the Note, the Purchaser shall not repay any other debt owed to any other party other than debt incurred in bona fide transactions in the ordinary course of business consistent with past practices and owed to unsecured trade creditors that are not affiliated with the Purchaser, and debt owed to the Royal Bank of Canada under the Purchaser's existing line of credit facility. Notwithstanding the foregoing, the Shareholder acknowledges and agrees that any outstanding amount on the line of credit provided to Purchaser by Michael Cowpland (or his affiliates) may at any time be converted to ZIM Shares at then-prevailing market price for the ZIM Shares on the OTCBB without giving rise to a breach of this
Section 10.3 and without any notice to, or consent of, the Shareholder.

10.4 FURTHER ASSURANCES; MISDIRECTED PAYMENTS. Following the Closing, the parties will execute and deliver to each other such documents and take such other actions as they may reasonably request in order to consummate the transaction contemplated by this Agreement. After the Closing Date, in the event payment for any amounts due the Purchaser is received by the Shareholder, Shareholder will promptly turn the same over to the Purchaser, and in the event payment for any amounts due the Shareholder are received by the Purchaser, the Purchaser will promptly turn the same over to the Shareholder.

10.5 PRO RATION OF CERTAIN MARKETING COSTS. The parties agree to pro rate reasonable costs for online marketing campaigns conducted by or on behalf of the Company that cover the periods (a) immediately prior to and including the Closing Date (the "Prior Period") and (b) following the Closing Date (the "Post Period"), including, without limitation, any such campaigns described on
Schedule 10.5 hereto, so that the Shareholder shall be responsible for and shall promptly reimburse the Purchaser for any such reasonable marketing costs that the Purchaser and/or the Company incurs or has incurred with respect to the Prior Period, and the Purchaser shall be responsible for and shall promptly reimburse the Shareholder for any such reasonable marketing costs that the Shareholder incurs or has incurred with respect to the Post Period. Amounts due to any party pursuant to this Section 10.5 shall be calculated on or as soon as practicable after the Closing Date, and the party that owes any payment under this Section 10.5 shall pay the other party such amount promptly after receipt of the information that determines the amount due.

10.6     TRANSITION ASSISTANCE.

(a) Following the Closing and for a period of six (6) months thereafter, the Shareholder shall make available to the Purchaser, at the Purchaser's reasonable request at times that are reasonably agreed upon, and at no cost to the Purchaser, up to twenty (20) hours of services of appropriate members of the Shareholder's staff to assist Purchaser with matters arising from the transitioning of the Company business and technology to Purchaser. After twenty (20) hours of free assistance, Shareholder shall make further assistance available to the Purchaser, at the Purchaser's reasonable request at times that are reasonably agreed upon, for a fee of $75 per hour.

(b) Without limiting the generality of any other provision of this Agreement, following the Closing and for a period of sixty (60) days thereafter, the Shareholder shall make available to the Purchaser, at the Purchaser's reasonable request at times that are reasonably agreed upon, and at no cost to the Purchaser, all reasonable assistance that the Purchaser may require to (i) secure new agreements with suppliers of the Company where current arrangements with such suppliers are either with the Shareholder (not the Company) or not in writing, (ii) secure the assignment and/or consent of counterparties to agreements with the Shareholder and/or the Company which require Shareholder Consents and/or Approvals and Shareholder Notices which have not been obtained on or prior to the Closing. Any assistance provided by the Shareholder under this sub-section 10.6(b) shall not derogate from the Shareholder's obligations under sub-section 10.6(a) hereof or any other provision of this Agreement.

(c) After the date hereof, the Shareholder shall use its best efforts to aid the Purchaser and the third party service provider contracted by the parties hereto or any of them in documenting the installation and set up configuration instruction procedures for the Company's online systems, which efforts shall include, without limitation, providing all back-up documentation and other information that may be reasonably necessary to assist with documenting the installation and set up configuration instruction procedures for the Company's online systems. In furtherance of the foregoing, the Shareholder agrees to pay fifty percent (50%) of the fees payable to such third party service provider to document such installation and set up configuration instruction procedures, up to a maximum of US$2,500 provided, however, that for greater certainty, the Shareholder shall not be required to create any new documentation under this sub-section 10.6(c) where such documentation has not been previously existed with respect to the Company's online systems. Notwithstanding the foregoing, if, for reasons substantially beyond the control of the Purchaser, such documentation has not been completed and delivered to the Purchaser by the date that is forty-five (45) days after the Closing Date, then the Shareholder shall be responsible to pay for all fees for hosting the Company's online system until such time as such documentation is provided to the Purchaser and the Purchaser shall be entitled to claim against the Escrow Shares for any such amount which is not otherwise paid by the Shareholder forthwith upon demand therefor.

(d) The Purchaser shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company that are filed after the Closing Date, other than tax returns with respect to periods for which a consolidated, unitary or combined tax return of the Shareholder will or should include the operations of the Company.

11. GENERAL.

11.1 When the term "to the knowledge" of a party that is not an individual is used in this Agreement, it shall mean the conscious awareness of facts or information by an executive officer of such party. In the case of the Company and the Shareholder, such executive officers shall be Bret J. Dunlap, Robert J. Bentz, Eric Deininger and Paul Hehn, and in the case of Purchaser such executive officers shall be Michael Cowpland, Jennifer North and Roberto Campagna.

11.2 This Agreement, together with the delivery by the Shareholder of certificates representing the Shares, shall constitute the actual conveyance of the Shares as of the Closing Date, but each party agrees with each other party to do, execute, acknowledge and deliver all such further documents, assignments, transfers, agreements and other assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

11.3 The parties hereto acknowledge that they have had an opportunity to obtain independent financial and/or legal advice before signing this Agreement and agrees that either such advice has been obtained or that they do not wish to seek or obtain such independent advice. The parties hereto acknowledge that that have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out the parties' understanding and intention. The parties hereto agree that this Agreement shall not be construed for or against any party hereto in any interpretation thereof.

11.4 Each party hereto shall be responsible for its own legal and other expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

11.5 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the Superior Court of Justice (Ontario) and the Court of Common Pleas of the Commonwealth of Pennsylvania with respect to any and all matters relating to this Agreement and the transactions contemplated hereby.

11.6 This Agreement is for the benefit of the parties and shall be binding upon their respective heirs, executors, administrators, successors and assigns, as applicable.

11.7 Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (I) delivered personally,
(ii) sent by prepaid courier or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(a) if to the Shareholder, to:

                  Advanced Telecom Services, Inc.
                  996 Old Eagle School Road
                  Wayne, PA   19087-1806   USA
                  Attention:        Bret J. Dunlap
                  Telephone:        (610) 688-6000
                  Fax:              (610) 964-9826

                  With a copy to:

                  Saul Ewing LLP
                  1200 Liberty Ridge Drive
                  Wayne, PA   19087   USA
                  Attention:        John E. Royer, Jr., Esq.
                  Telephone:        (610) 251-5080
                  Fax:              (610) 722-3266

(b) if to the Company, to:

                  Advanced Telecom Services, Inc.
                  996 Old Eagle School Road
                  Wayne, PA   19087-1806   USA
                  Attention:        Bret J. Dunlap
                  Telephone:        (610) 688-6000
                  Fax:              (610) 964-9826

                  With a copy to:

                  Saul Ewing LLP
                  1200 Liberty Ridge Drive
                  Wayne, PA   19087   USA
                  Attention:        John E. Royer, Jr., Esq.
                  Telephone:        (610) 251-5080
                  Fax:              (610) 722-3266

(c) if to the Purchaser, to:

                  ZIM Corporation
                  150 Isabella Street, Suite 150
                  Ottawa, ON   K1S 1V7   Canada
                  Attention:        Michael Cowpland
                  Telephone:        (613) 727-1397
                  Fax:              (613) 727-9868

                  With a copy to:

                  LaBarge Weinstein Professional Corporation
                  515 Legget Drive, Suite 800
                  Ottawa, ON   K2K 3G4   Canada
                  Attention:        Michael Dunleavy
                  Telephone:        (613) 599-9600, ext. 268
                  Fax:              (613) 599-0018

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a business day and the communication is so delivered, faxed or sent before 5:00 p.m. (Ottawa, Canada time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following business day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt thereof. Any party may from time to time change its address under this section by notice to the other party given in the manner provided by this section.

11.8 A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless delivered in writing signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respects of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.9 Each party hereby agrees that all provisions of this Agreement, other than
(a) the conditions in Sections 4 and 5 hereof and (b) the representations and warranties contained in Sections 6 and 7 hereof and the related indemnities in
Section 9 hereof (which shall be subject to the special arrangements provided for in such section and in Section 8 hereof) shall survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement in accordance with the relevant statute of limitations period.

11.10 This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever no incorporated herein and made a part hereof. If any paragraph, section or portion in this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid paragraph, section or portion of this Agreement shall be deemed to be severed from the remainder of this Agreement. Upon execution of this Agreement, the Term Sheet shall be terminated and cease to be of any force and effect.

11.11 Each party hereto shall promptly do, execute, deliver or cause to be done, executed and delivered such further acts, documents and things in connection with this Agreement that any other party hereto may reasonably require for the purposes of giving effect to this Agreement.

11.12 This Agreement shall inure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns. No party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations hereunder without the prior written consent of the other parties hereto.

11.13 This Agreement may be signed by manual or facsimile signature in several counterparts of like form, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

11.14 The Company and the Shareholder each acknowledge the terms of Section 2 of the Term Sheet and agree to comply with such terms until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date. For the purposes of the foregoing, the terms of Section 2 of the Term Sheet are hereby incorporated by reference into this Agreement.

11.15 If the transactions contemplated by this Agreement are not consummated, except as provided below, each party shall bear its own fees and expenses incurred in connection therewith. If the transactions contemplated by this Agreement are consummated, (1) the Purchaser shall be responsible for (a) all fees and expenses of the Purchaser's agents, representatives, advisors and counsel in preparing this Agreement, the Ancillary Agreements, the Registration Statement (except as otherwise provided herein) and the other agreements and documents contemplated hereby and thereby, and (b) all audit and other accounting-related fees and expenses incurred by any party in connection with this Agreement and the transactions contemplated hereby, and (2) the Shareholder shall be responsible for (a) all fees and expenses of its and the Company's agents, representatives, advisors and counsel in connection with this Agreement and the transactions contemplated hereby (including with respect to the preparation and filing of the sections of the Registration Statement that relate to and are required to be provided by the Shareholder as expressly provided herein) and (b) all other fees and expenses of the Shareholder and the Company in connection with this Agreement and the transactions contemplated hereby not otherwise expressed to be payable by the Purchaser under this Section 11.15. The fees and expenses of the Escrow Agent shall be borne by the Purchaser, on one hand, and the Shareholder on the other hand, in equal amounts.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.


                                                           ZIM CORPORATION


                                                            /s/ Michael Cowpland
                                          Signed:-------------------------------
                                                         Name:  Michael Cowpland
                                                 -------------------------------
                                                  Title: Chief Executive Officer


                                                         ADVANCED INTERNET, INC.

                                                        Signed:  /s/ Bret Dunlap
                                                 -------------------------------
                                                              Name:  Bret Dunlap
                                                 -------------------------------
                                                                Title: President
                                                 -------------------------------


                                                                ADVANCED TELECOM
                                                                  SERVICES, INC.

                                                         Signed: /s/ Bret Dunlap
                                                 -------------------------------
                                                              Name:  Bret Dunlap
                                                 -------------------------------
                                                                Title: President

                                   SCHEDULES

The following schedules and exhibits are omitted in reiance on Item 601(b)(2) of Regulation S-B but will be furnished supplementally to the Commission upon request.


Schedule "A"-Form of Escrow Agreement

Schedule "A"-Form of Note

Schedule "A"-Form of Security Agreement

Shareholder and Company Disclosure Schedule

Purchaser Disclosure Schedule